EXHIBIT 99.1
Cannae Holdings, Inc. Enters into Definitive Agreement to Transition to an Externally Managed Company Structure
Las Vegas, August 27, 2019 -- Cannae Holdings, Inc. (NYSE:CNNE) (“Cannae” or the “Company”) today announced that the Company has entered into a Management Services Agreement with Trasimene Capital Management, LLC (the “Manager”), as it transitions to an externally managed structure. The Manager will be controlled by William P. Foley, II. Other initial members of the Manager will include Cannae’s named executive officers.
The principal terms of the external management structure are as follows:

•	Term: Five year term beginning as of September 1, 2019 with automatic one-year renewals

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Management Fee: Cannae will pay the Manager a quarterly fee of .375% of invested capital excluding holding company cash. The Management Fee will be reduced by any cash compensation paid by Cannae to its named executive officers

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Hurdle Rate and Graduated Incentive Fee Structure: Subject to Cannae’s investments generating an 8% IRR, 15% of realized gain between 1.0x to 2.0x return on a liquidity event and 20% of realized gain over 2.0x return on a liquidity event

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High Water Mark:  Upon each liquidity event where an incentive fee is earned, Cannae will deduct for any net unrealized losses looking at the investment portfolio as a whole. There will be a “catch-up” mechanism for any deducted net unrealized losses for subsequent liquidity events if the amount of any net unrealized losses improves

•	Ceridian will remain part of the Company’s current Investment Success Incentive Plan. All other Company investments will be included in the external manager incentive fee arrangement
William P. Foley, II, Chairman of Cannae, commented, “The externally managed structure unlocks many benefits for Cannae including increasing our competitive positioning relative to our peers, incentivizing our existing management team, enhancing our ability to recruit new managers as we grow the Company and work to deliver value to our shareholders, and improved tax efficiency for both Cannae and its managers. This change also better aligns our incentive compensation structure with creating shareholder value and provides meaningful shareholder protection, as compared to Cannae’s current incentive plan, by including both a high water mark and an 8% IRR hurdle rate threshold prior to an incentive fee being earned.”
Speaking on behalf of all of the Cannae independent directors, Frank R. Martire, Chairman of Cannae’s Compensation Committee, commented, “Bill Foley and his management team have a long track record of driving exceptional results of behalf of the companies they have led.  Entering into a 5-year Management Services Agreement with Trasimene ensures the retention and commitment of Bill Foley and his team to continue to drive long-term value on behalf of all Cannae’s shareholders.”
The foregoing principal terms of the transaction are qualified by the terms and conditions of the definitive agreements relating to the transaction. J.P. Morgan Securities LLC and Weil, Gotshal & Manges LLP acted as financial and legal advisors to Cannae, respectively.
About Cannae Holdings, Inc.
Cannae (NYSE:CNNE) is a diversified holding company with over $1 billion in book value in assets and boasts a strong track record of investing in a diverse range of assets. Cannae holds majority and minority equity investment stakes in a number of entities, including Ceridian HCM Holding Inc., The Dun & Bradstreet Corporation, American Blue Ribbon Holdings, LLC, 99 Restaurants Holdings, LLC and T-System Holding, LLC. Principals at Cannae have successfully acquired over 100 companies with aggregate consideration in excess of $30 billion for Fidelity National

Financial. Inc., Cannae and related companies over the last 20 years. More information about Cannae can be found at www.cannaeholdings.com.
Forward-Looking Statements and Risk Factors
This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future events and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940 and Investment Advisers Act, as well as the risk and uncertainties related to the success of our externalization.
This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission.

Contact: Jamie Lillis, Managing Director, Solebury Trout, 203-428-3223, jlillis@soleburytrout.com
Source: Cannae Holdings, Inc.